Filed Pursuant to Rule 433

Registration No. 333-137166

April 12, 2007

MAGELLAN MIDSTREAM PARTNERS, L.P.

6.400% Notes due 2037

“The following information supplements the Preliminary Prospectus dated April 12, 2007, filed pursuant to Rule 433, Registration Statement No. 333-137166”

Issuer:	Magellan Midstream Partners, L.P.

Security Type:	Senior Unsecured Notes

Ratings (Moody’s / S&P):	Baa3 (Under Review for Possible Upgrade) / BBB (Stable Outlook)

Minimum Denomination:	$1,000

Pricing Date:	April 12, 2007

Settlement Date:	April 19, 2007

Maturity Date:	May 1, 2037

Principal Amount:	$250,000,000

Benchmark:	T 4.500% due February 15, 2036

Benchmark Yield:	4.933%

Re-offer Spread to Benchmark:	+ 150 bps

Re-offer Yield to Maturity:	6.433%

Coupon:	6.400%

Public Offering Price:	99.560%

Gross Spread:	0.875%

Optional Redemption:	Make whole call T + 25 bps

Interest Payment Dates:	May 1 and November 1, beginning November 1, 2007

CUSIP:	559080 AC0

ISIN:	US559080AC04

Joint Bookrunning Managers:	Wachovia Capital Markets, LLC Citigroup Global Markets Inc.

Co-Managers:	J.P. Morgan Securities Inc. Lazard Capital Markets LLC Lehman Brothers Inc. SunTrust Capital Markets, Inc.

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The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling toll-free Wachovia Capital Markets, LLC at (866) 289-1262 or Citigroup Global Markets Inc. at (877) 858-5407.